Exhibit 99.1

AMERICAN EAGLE OUTFITTERS

ANNOUNCES MARY BOLAND, CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER, TO RETIRE

PITTSBURGH–March 9, 2016 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that Mary Boland, Chief Financial and Administrative Officer, plans to retire effective April 1, 2016. An active search for a successor is underway.

In the interim, Scott Hurd, the company’s Chief Accounting Officer, will lead the day-to-day management of the finance team and assume the role of Interim Chief Financial Officer.

“I am grateful for Mary’s significant contributions to AEO over the past several years. She has been a valuable partner in the executive leadership team and has played an integral role in developing our strategic plan and driving financial improvements, said Jay Schottenstein. “As plans for Mary’s retirement have been underway for some time, I am confident in a smooth transition. We wish Mary all the best in her well-deserved retirement.”

“I have enjoyed the past several years at AEO and working with such a talented and dedicated team of associates,” said Mary Boland. “The company is in strong financial condition and well-positioned for future success. I’d like to express my appreciation to Jay and the Board of Directors for their support and partnership.”

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 141 international stores operated by licensees in 22 countries. For more information, please visit www.ae.com.

CONTACT:	American Eagle Outfitters, Inc.

Kristen Zaccagnini, 412-432-3300